Exhibit 99.2

Summary SFHC Historical Consolidated Financial Data

The following table sets forth certain summary historical financial data as of and for the periods indicated for Syniverse Foreign Holdings Corporation (“SFHC”). The summary historical consolidated financial data as of and for the fiscal years ended December 31, 2015, 2014 and 2013, and as of and for the nine months ended September 30, 2016 and 2015, contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of SFHC’s financial position and results of operations for the periods presented. The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the operating results to be expected for the fiscal year ending December 31, 2016.

	Fiscal Year Ended			Nine Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2013	September 30, 2016	September 30, 2015	September 30, 2016
(dollars in thousands)	(unaudited)
Statement of operations data:
Revenues	$184,791	$218,431	$173,049	$122,950	$141,605	$166,136
Operating income	33,341	19,582	36,516	18,961	22,197	30,105
Balance sheet data (at period end):
Cash and cash equivalents (1)	$79,711	$43,421	$93,261	$52,541	$82,146
Property and equipment, net	24,683	26,817	17,875	23,692	21,340
Total assets	774,003	848,607	971,110	650,129	812,946
Total debt	—	—	—	—	—
Other financial and operating data:
Capital expenditures	$14,318			$7,901
SFHC Adjusted EBITDA (2)	$78,004	$88,281	$72,772	$53,704	$58,428	$73,280

(1)	The amount shown as of September 30, 2016 includes $35 million that we intend to repatriate in December 2016 via intercompany transfers in the ordinary course of business from SFHC and its subsidiaries to Syniverse Holdings, Inc. (“Syniverse”) or a subsidiary guarantor of the New Notes, in compliance with the agreements that govern our existing indebtedness.
(2)	SFHC Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP. SFHC Adjusted EBITDA should not be considered as an alternative to operating income, revenues or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or liquidity.

In addition, this non-GAAP measure may not be comparable to other similarly titled measures of other companies in our industry or otherwise. Because of these limitations, SFHC Adjusted EBITDA should not be considered as a measure of discretionary cash available to SFHC to invest in the growth of its business.

SFHC Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP, including the information shown in the “Subsidiary non-Guarantors” column set forth under “Supplemental Consolidating Financial Information” contained in Note 20 to the audited consolidated financial statements included in Syniverse’s annual report on Form 10-K for the year ended December 31, 2015 and Note 13 to the unaudited consolidated financial statements included in Syniverse’s quarterly report on Form 10-Q for the period ended September 30, 2016. For example, some of the limitations of SFHC Adjusted EBITDA are as follows:

•	excludes certain tax payments or the cash requirements necessary to service interest or principal payments on our debt that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect cash outlays for future contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense on our debt.

SFHC Adjusted EBITDA is determined by adding the following items to non-guarantor operating income: depreciation, restructuring and other expenses, non-cash stock-based compensation, business development, integration and other one-time expenses, and subtracting operating income from foreign subsidiaries not owned by SFHC. SFHC Adjusted EBITDA is a measure used under the indenture that will govern the New Notes.

A reconciliation of non-guarantor operating income to SFHC Adjusted EBITDA is presented in the following table:

	Year Ended			Nine Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2013	September 30, 2016	September 30, 2015	September 30, 2016
(dollars in thousands)	(unaudited)
Reconciliation to SFHC Adjusted EBITDA
Non-guarantor operating income	$38,628	$24,329	$41,702	$23,977	$25,960	$36,645
Equity income in investees	36	35	422	91	(1)	128
Depreciation and amortization	42,163	48,553	30,317	28,165	34,832	35,496
Employee termination benefits (a)	365	3,220	1,872	49	307	107
Restructuring (b)	(1,016)	12,728	483	4,746	(573)	4,303
Non-cash stock based compensation (c)	1,612	1,118	1,988	1,035	1,082	1,565
Business development, integration and other expenses (d)	2,514	4,130	1,294	1,469	1,394	2,589

Non-guarantor adjusted EBITDA	$84,302	$94,113	$78,078	$59,532	$63,001	$80,833
Foreign subsidiaries not owned by SFHC:
Revenue (e)	(6,594)	(6,703)	(6,908)	(5,951)	(4,650)	(7,895)
Expenses (e)	13,877	9,558	7,412	11,204	10,294	14,787
Intercompany transactions (f)	(13,581)	(8,687)	(5,810)	(11,081)	(10,217)	(14,445)

SFHC Adjusted EBITDA (g)	$78,004	$88,281	$72,772	$53,704	$58,428	$73,280

(a)	Reflects employee termination benefits expense which represents severance and other employee related costs that are unrelated to a restructuring plan.
(b)	Reflects restructuring expense which represents costs related to certain exit activities such as involuntary termination costs and contract termination costs associated with a restructuring plan.
(c)	Reflects non-cash expenses related to equity compensation awards.

(d)	Reflects items associated with business development activities; integration activities, such as incremental contractor, travel and marketing costs; CEO transition costs; and other expenses such as certain advisory services, employee retention, and certain data center migration costs.
(e)	Reflects revenues and expenses associated with foreign subsidiaries not owned by SFHC.
(f)	Reflects service income associated with foreign subsidiaries not owned by SFHC.
(g)	Under the credit agreement governing our Senior Credit Facilities and the indenture governing our Existing Notes, we may make certain additional adjustments to Adjusted EBITDA, such as projected cost savings, unusual or non-recurring charges, and pro forma EBITDA and anticipated synergies from acquisitions, which are not reflected in the SFHC Adjusted EBITDA data presented herein. These additional adjustments totaled approximately $32 million, $6 million and $6 million for the years ended December 31, 2013, 2014 and 2015, respectively, approximately $9 million and $5 million for the nine months ended September 30, 2015 and 2016, respectively, and approximately $5 million for the twelve months ended September 30, 2016.

3